March 2010 Pricing Sheet dated March 2, 2010 relating to Preliminary Pricing Supplement No. 328 dated March 2, 2010 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. and International Equities

Capped Principal Protected Notes due January 7, 2016 Based on the Performance of a Basket Composed of the Dow Jones Industrial AverageSM and the iShares® MSCI Emerging Markets Index Fund
PRICING TERMS – March 2, 2010
Issuer:	Morgan Stanley
Aggregate principal amount:	$5,000,000
Stated principal amount:	$10 per note
Issue price:	$10 per note
Pricing date:	March 2, 2010
Original issue date:	March 9, 2010 (5 business days after the pricing date)
Maturity date:	January 7, 2016
Principal protection:	100% at maturity
Interest:	None
Basket:	Basket component	Initial basket component value	Bloomberg ticker symbol	Weighting
	Dow Jones Industrial AverageSM (the “basket index”)	10,405.98	INDU	70%
	iShares® MSCI Emerging Markets Index Fund (the “basket ETF”)	$40.07	EEM	30%
Payment at maturity:	$10 + supplemental redemption amount, if any In no event will the payment at maturity be less than $10 or greater than the maximum payment at maturity.
Supplemental redemption amount:	$10 x basket performance x participation rate; provided that the supplemental redemption amount will not be less than $0 or greater than $6.60.
Participation rate:	100%
Maximum payment at maturity:	$16.60 per note (166% of the stated principal amount)
Basket performance:	The sum of the basket index performance value and the basket ETF performance value
Basket index performance value:	[(final average index value – initial index value) / initial index value] x weighting
Basket ETF performance value:	[(final average share price – initial share price) / initial share price] x weighting
Initial index value:	The closing value of the basket index on the pricing date. See “Basket—Initial basket component value” above.
Final average index value:	The arithmetic average of the closing values of the basket index on each determination date
Initial share price:	The closing price of one share of the basket ETF on the pricing date. See “Basket—Initial basket component value” above.
Final average share price:	The arithmetic average of the closing prices of the basket ETF, times the adjustment factor, on each determination date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the basket ETF
Determination dates:
With respect to the basket index, each index business day on which no market disruption event occurs with respect to the basket index during the period from and including October 2, 2015 to and including January 4, 2016; and with respect to the basket ETF, each trading day on which no market disruption event occurs with respect to the basket ETF from and including October 2, 2015 to and including January 4, 2016.

CUSIP:	617484381
ISIN:	US6174843812
Listing:	The notes will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per note	$10	$0.35	$9.65
Total	$5,000,000	$175,000	$4,825,000
(1)      Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.35 for each note they sell.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

“Dow JonesSM,” “DJIASM” and “Dow Jones Industrial AverageSM” are service marks of Dow Jones & Company, Inc. and have been licensed for use by Morgan Stanley.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 328 dated March 2, 2010
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.